Exhibit 99.1

NEWS RELEASE

4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

THE GEO GROUP AMENDS SENIOR REVOLVING CREDIT FACILITY

Boca Raton, Fla. – December 14, 2023 — The GEO Group (NYSE: GEO) (“GEO” or the “Company”) announced today the closing of a Refinancing Revolving Credit Commitments Amendment (“Amendment”) to its Credit Agreement dated as of August 19, 2022, providing for the refinancing of all of GEO’s outstanding revolving credit facility commitments. The Amendment provides for approximately $265 million in refinancing revolving credit commitments maturing on March 23, 2027. Prior to the Amendment, a portion of the Company’s revolving credit commitments matured on May 17, 2024, and the balance of the Company’s revolving credit commitments matured on March 23, 2027. The Amendment further provides that interest will accrue on outstanding revolving credit loans at a rate determined with reference to the Company’s total leverage ratio. As of today, revolving credit loans accruing interest at a SOFR based rate would accrue interest at the term SOFR reference rate for the applicable interest period plus 3.00% per annum. All other terms governing the refinancing revolving credit commitments remain substantially consistent with those governing the revolving credit commitments being refinanced. GEO currently has no outstanding borrowings under its revolving credit facility, as amended.

George C. Zoley, Executive Chairman of GEO, said, “We are pleased with this recent refinancing transaction and the support for our Company’s future capital needs. This is an important step to continue achieving our long-term strategy to reduce debt and refinance our credit arrangements.”

About The GEO Group

The GEO Group, Inc. (NYSE: GEO) is a leading diversified government service provider, specializing in design, financing, development, and support services for secure facilities, processing centers, and community reentry centers in the United States, Australia, South Africa, and the United Kingdom. GEO’s diversified services include enhanced in-custody rehabilitation and post-release support through the award-winning GEO Continuum of Care®, secure transportation, electronic monitoring, community-based programs, and correctional health and mental health care. GEO’s worldwide operations include the ownership and/or delivery of support services for 100 facilities totaling approximately 81,000 beds, including idle facilities and projects under development, with a workforce of up to approximately 18,000 employees.

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Contact: Pablo E. Paez	1-866-301-4436
Executive Vice President, Corporate Relations

NEWS RELEASE

Use of forward-looking statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the cautionary statements and risk factors contained in GEO’s filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2022, its Form 10-Qs for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, and its Form 8-K reports. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements and risk factors contained in GEO’s filings with the U.S. Securities and Exchange Commission, including those referenced above. GEO disclaims any obligation to update or revise any forward-looking statements, except as required by law.

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Contact: Pablo E. Paez	1-866-301-4436
Executive Vice President, Corporate Relations